Exhibit 99.1
Ambac Reports Second Quarter 2019 Results

•	Active de-risking initiatives lead to a $1.6 billion or 8.3% reduction in Adversely Classified and Watch List Credits during the second quarter of 2019

◦	Insured net par reduced by $2.3 billion or 5.1% to $42.2 billion

◦	Ballantyne Restructuring eliminated $900 million of Adversely Classified Credits or 2.0% of Insured Net Par Exposure

•	Net Loss of $128.4 million or $2.79 per diluted share for the Quarter Ended June 30, 2019 and a decrease in Book Value per Share of $2.85 to $32.78 at June 30, 2019 from March 31, 2019

•
Adjusted Earnings(1) of $86.4 million or $1.88 per diluted share for the Quarter Ended June 30, 2019 and an increase in Adjusted Book Value per Share of $2.05 to $29.57 at June 30, 2019 from March 31, 2019

NEW YORK, NY, August 8, 2019 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a financial services holding company whose subsidiaries include Ambac Assurance Corporation ("AAC") and Ambac Assurance UK Limited ("Ambac UK"), run-off financial guaranty insurance companies that guarantee public finance and structured finance obligations, today reported a Net Loss attributable to common stockholders of $128.4 million or $2.79 per diluted share and Adjusted Earnings(1) of $86.4 million or $1.88 per diluted share for the quarter ended June 30, 2019. This compares to a Net Loss attributable to common stockholders of $43.2 million or $0.94 per diluted share and Adjusted Loss of $9.2 million or $0.20 per diluted share in the first quarter of 2019.
Results for the second quarter of 2019 were primarily impacted by the previously announced Ballantyne restructuring and commutation ("Ballantyne Restructuring") which eliminated $900 million of Adversely Classified Credit exposure and resulted in a Net Loss of $83.0 million or $1.80 per diluted share and Adjusted Earnings of $119.4 million or $2.60 per share.

Claude LeBlanc, President and Chief Executive Officer, stated, “The results for the second quarter of 2019 reflect our strong progress on actively de-risking our insured portfolio with a particular focus on Adversely Classified and Watch List Credits. The Ballantyne Restructuring, Ambac UK's largest Adversely Classified Credit, and termination of other key exposures this quarter, significantly strengthened Ambac's consolidated capital position and materially improved the quality of our Book Value and Adjusted Book Value." Mr. LeBlanc continued, "We are also pleased with the post quarter-end approval today by the Federal Court of the distribution plan in the SEC-Citigroup settlement which will result in AAC receiving approximately $142.0 million in proceeds, which will be recorded in the period received."

Ambac's Second Quarter 2019 Summary Results
			Better (Worse)
($ in millions, except per share data)	2Q2019	1Q2019	Amount	Percent
Net premiums earned	$7.8	$27.8	$(20.0)	(72)%
Net investment income	86.5	54.8	31.7	58%
Net realized investment gains (losses)	35.9	17.2	18.7	109%
Net gains (losses) on derivative contracts	(35.4)	(16.2)	(19.2)	(119)%
Income (loss) on Variable Interest Entities ("VIEs")	3.3	15.9	(12.6)	(79)%
Losses and loss expenses (benefit)	(133.5)	12.4	145.9	1,177%
Operating expenses	29.1	24.9	(4.2)	(17)%
Interest expense	67.4	68.0	0.6	1%
Insurance intangible amortization	226.2	36.3	(189.9)	(523)%
Provision for income taxes	28.3	2.0	(26.3)	(1,315)%
Net income (loss) attributable to Common Stockholders	(128.4)	(43.2)	(85.2)	(197)%
Net income (loss) per diluted share	$(2.79)	$(0.94)	$(1.85)	(197)%
Adjusted earnings (loss) [1]	86.4	(9.2)	95.6	1,039%
Adjusted earnings (loss) per diluted share [1]	$1.88	$(0.20)	$2.08	1,040%
Total Ambac Financial Group, Inc. stockholders' equity	1,492.9	1,622.0	(129.1)	(8)%
Total Ambac Financial Group, Inc. stockholders' equity per share	$32.78	$35.63	$(2.85)	(8)%
Adjusted book value [1]	1,346.8	1,252.6	94.2	8%
Adjusted book value per share [1]	$29.57	$27.52	$2.05	7%
Weighted-average diluted shares outstanding (in millions)	46.0	45.8	(0.2)	—%
(1) See Non-GAAP Financial Data section of this press release for further information

Net Premiums Earned
During the second quarter of 2019, net premiums earned were $7.8 million compared to $27.8 million in the first quarter of 2019, including negative accelerated premiums earned of $(6.2) million in the second quarter of 2019 compared to accelerated premiums earned of $12.2 million in the first quarter of 2019. Normal premiums earned decreased $1.6 million or 10% to $14.0 million during the second quarter of 2019 from $15.6 million in the first quarter of 2019 primarily due to continued reductions of the insured portfolio. Negative accelerated premiums earned in the second quarter of 2019 were primarily driven by de-risking initiatives, including the Ballantyne Restructuring and the termination of a commercial asset-backed exposure. Accelerated premiums earned for the first quarter of 2019 were primarily driven by the COFINA Plan of Adjustment.
Net Investment Income and Net Realized Investment Gains
Net investment income for the second quarter of 2019 and the first quarter of 2019 was $86.5 million and $54.8 million, respectively. The increase in net investment income was primarily due to accelerated accretion on owned Ballantyne notes resulting from the June 2019 restructuring, partially offset by a reduced allocation to higher-yielding AAC-insured COFINA bonds. Foreign exchange gains related to the Ballantyne Restructuring and, to a lesser extent, gains from sales of COFINA bonds were the primary drivers of net realized investment gains of $35.9 million during the second quarter of 2019.
Losses and Loss Expenses and Loss Reserves
Losses and loss expenses for the second quarter of 2019 were a benefit of $133.5 million, compared to an expense of $12.4 million for the first quarter of 2019.

The following table provides losses and loss expenses (benefit) incurred by bond type for the three-month periods ended June 30, 2019 and March 31, 2019:

	Three Months Ended
($ in millions)	June 30, 2019	March 31, 2019
RMBS	$(69.4)	$(38.6)
Domestic public finance	50.3	69.3
Student loan	(3.6)	(3.6)
Ambac UK and other credits	(110.8)	(14.7)
Total losses and loss expenses	$(133.5)	$12.4
Second quarter of 2019 RMBS losses and loss expenses were a benefit of $69.4 million primarily driven by higher levels of expected excess spread due to lower interest rates and receipt of $18.7 million as a result of a trustee settlement related to Lehman sponsored RMBS transactions. First quarter of 2019 RMBS losses and loss expenses were a benefit of $38.6 million and were driven by favorable credit performance and higher levels of expected excess spread due to lower interest rates, partially offset by an increase in loss expenses.
Domestic public finance losses and loss expenses were an expense of $50.3 million in the second quarter of 2019 driven mostly by lower discount rates resulting from a decline in interest rates and an expense of $69.3 million in the first quarter of 2019 primarily related to a strengthening of non-COFINA related Puerto Rico reserves and lower discount rates.
Losses and loss expenses for Ambac UK and other credits were a benefit of $110.8 million in the second quarter of 2019, primarily as the result of the Ballantyne Restructuring. In the first quarter of 2019, loss and loss expenses for Ambac UK and other credits were a benefit of $14.7 million, primarily as the result of foreign exchange gains and positive credit development.
During the second quarter of 2019 losses and loss expenses paid (net of reinsurance) were $129.7 million which included $175.3 million of loss and expense payments, partially offset by $45.6 million of subrogation received. During the first quarter of 2019, losses and loss expenses paid (net of reinsurance) were $64.4 million which included $132.7 million of loss and expense payments, partially offset by $68.3 million of subrogation received.
Loss and loss expense reserves (gross of reinsurance) were $(491) million at June 30, 2019, and $(222) million at March 31, 2019, which were net of $1.762 billion and $1.766 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of representations and warranties.
The following table provides loss and loss expense reserves (gross of reinsurance) by bond type at June 30, 2019, and March 31, 2019:

($ in millions)	June 30, 2019	March 31, 2019
RMBS	$(1,404)	$(1,351)
Domestic public finance	603	562
Student loans	222	226
Ambac UK and other credits	5	258
Loss expenses	83	83
Total loss and loss expense reserves	$(491)	$(222)
Net Gains (Losses) on Derivative Contracts
Net losses on derivative contracts of $35.4 million for the second quarter of 2019 and $16.2 million for the first quarter of 2019 were primarily due to the impact of decreases in forward interest rates on interest rate derivatives. The interest rate derivatives portfolio is positioned to benefit from rising interest rates as a partial economic hedge against interest rate exposure in AAC's insured and investment portfolios.
Interest rate derivative losses in the second quarter of 2019 were more than offset by gains recognized in the insured and investment portfolios driven by forward interest rate movements.

Expenses
Operating expenses for the second quarter of 2019 increased by $4.2 million to $29.1 million from $24.9 million in the first quarter of 2019. The increase in the second quarter of 2019 was mostly due to higher incentive compensation related to the closing of the Ballantyne Restructuring as well as higher consulting and legal fees.
Interest expense for the second quarter of 2019 decreased $0.6 million to $67.4 million from $68.0 million in the first quarter of 2019 due primarily to lower interest rates on the floating rate Ambac Note.
Insurance intangible amortization for the second quarter of 2019 increased $189.9 million to $226.2 million from $36.3 million in the first quarter of 2019. The increase was primarily due to accelerated amortization as a result of the Ballantyne Restructuring.
Taxes
Income taxes were an expense of $28.3 million for the second quarter of 2019, as compared to $2.0 million for the first quarter of 2019. The expense increase in the second quarter was driven by foreign taxes triggered by the Ballantyne Restructuring. The expense for the first quarter of 2019 included a reduction in state and local taxes for Ambac, partially offset by higher foreign taxes, resulting from favorable Ambac UK results.
Total Ambac Financial Group, Inc. Stockholders' Equity
Stockholders’ equity at June 30, 2019, decreased 8% to $1.49 billion, or $32.78 per share compared to $1.62 billion or $35.63 per share as of March 31, 2019, primarily driven by the net loss of $128.4 million.
Financial Guarantee Insured Portfolio
The financial guarantee insurance portfolio net par amount outstanding declined 5.1% during the quarter ended June 30, 2019, to $42.2 billion from $44.5 billion at March 31, 2019. The reduction in the insured portfolio was primarily related to (i) a decrease of $1.3 billion in the structured finance portfolio related to active de-risking including the Ballantyne Restructuring and normal runoff of mortgage-backed exposures, (ii) a decrease of $0.7 billion in the public finance portfolio resulting mostly from natural runoff and maturities and (iii) a decrease of $0.3 billion in the international finance portfolio due to natural run-off and by a decrease in the British Pound.
Adversely Classified and Watch List Credits decreased in the second quarter of 2019 by a net $1.6 billion or 8.3% to $17.2 billion at June 30, 2019 from $18.8 billion at March 31, 2019 mainly due to the Ballantyne commutation and other de-risking activity.
Details of financial guarantee insurance portfolio are highlighted in the below table.

Net Par Outstanding	June 30, 2019	March 31, 2019
By Sector:
Public finance	49%	49%
Structured Finance	20%	21%
International	31%	30%
By Financial Guarantor:
Ambac Assurance	71%	70%
Ambac UK	29%	30%
Other Event
CDO Settlement
On August 8, 2019 the United States District Court for the Southern District of New York approved the distribution plan proposed by RCB Fund Services (the “Distribution Agent”) for the $285 million settlement reached between the United States Securities and Exchange Commission (the “SEC”) and Citigroup Global Markets Inc. (“Citigroup”) in August 2014, which provides for payment of approximately $142 million to AAC.
The settlement relates to a collateralized debt obligation transaction arranged by Citigroup where Ambac Credit Products, LLC provided credit protection through a credit default swap (insured by AAC) to a bank counterparty that was exposed to the transaction. In May 2017 a fair fund was established and the Distribution Agent was appointed to, among other things, develop a distribution plan for approval by the court.
Ambac will record the amount received in net income in the period in which the settlement funds are distributed.
Non-GAAP Financial Data
In addition to reporting Ambac’s quarterly financial results in accordance with GAAP, the Company currently reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted Earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business. Adjusted Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Ambac has a significant U.S. tax net operating loss (“NOL”) that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, we utilized a 0% effective tax rate for non-GAAP adjustments; which is subject to change.
The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is also presented below.
Adjusted Earnings (Loss). Adjusted Earnings (Loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are affected by, and in part fluctuate with changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. This adjustment eliminates the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies, which enables users of our financial statements to better view the results without the impact of fluctuations in foreign currency exchange rates and facilitates period-to-period comparisons of Ambac's operating performance.

Adjusted Earnings was $86.4 million, or $1.88 per diluted share, for the second quarter 2019 as compared to Adjusted Loss of $9.2 million or $0.20 per diluted share, for the first quarter of 2019.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, Adjusted Earnings (Loss), for the three-month periods ended June 30, 2019, and March 31, 2019, respectively:

	Three Months Ended
	June 30, 2019		March 31, 2019
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common stockholders	$(128.4)	$(2.79)	$(43.2)	$(0.94)
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(0.2)	—	(0.4)	(0.01)
Insurance intangible amortization	226.2	4.92	36.3	0.79
Foreign exchange (gains) losses	(11.2)	(0.25)	(1.9)	(0.04)
Adjusted Earnings (loss)	$86.4	$1.88	$(9.2)	$(0.20)
Weighted-average diluted shares outstanding (in millions)		46.0		45.8

Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Adjusted Book Value was $1.35 billion, or $29.57 per share, at June 30, 2019, as compared to $1.25 billion, or $27.52 per share, at March 31, 2019. The increase in Adjusted Book Value was primarily attributable to Adjusted Earnings for the second quarter of 2019. Adjusted earnings in the three months ended June 30, 2019 was positively impacted by the Ballantyne commutation.

The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	June 30, 2019		March 31, 2019
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total AFGI Stockholders' Equity (Deficit)	$1,492.9	$32.78	$1,622.0	$35.63
Adjustments:
Non-credit impairment fair value losses on credit derivatives	0.9	0.02	1.1	0.02
Insurance intangible asset	(454.8)	(9.99)	(689.3)	(15.13)
Net unearned premiums and fees in excess of expected losses	465.1	10.21	460.9	10.12
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(157.3)	(3.45)	(142.1)	(3.12)
Adjusted book value	$1,346.8	$29.57	$1,252.6	$27.52
Shares outstanding (in millions)		45.5		45.5
Earnings Call and Webcast
On August 9, 2019 at 8:30am ET, Claude LeBlanc, President and Chief Executive Officer, and David Trick, Executive Vice President and Chief Financial Officer, will discuss second quarter 2019 results during a conference call. A live audio webcast of the call will be available through the Investor Relations section of Ambac’s website,

http://ir.ambac.com/events-and-presentations/events. Participants may also listen via telephone by dialing (877) 407-9716 (Domestic) or (201) 493-6779 (International).
The webcast will be archived on Ambac's website. A replay of the call will be available through August 23, 2019, and can be accessed by dialing (Domestic) (844) 512-2921 or (International) (412) 317-6671; and using ID#13692783.
Additional information is included in an operating supplement and presentations at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc. (“Ambac” or “AFG”), headquartered in New York City, is a financial services holding company whose subsidiaries include Ambac Assurance Corporation, a guarantor of public finance and structured finance obligations in run-off. Ambac’s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac’s common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com

Forward-Looking Statements
In this press release, statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of Ambac’s common stock and volatility in the price of Ambac’s common stock; (2) uncertainty concerning the Company’s ability to achieve value for holders of its securities, whether from Ambac Assurance Corporation ("Ambac Assurance") or from transactions or opportunities apart from Ambac Assurance; (3) changes in Ambac Assurance’s estimated representation and warranty recoveries or loss reserves over time; (4) failure to recover claims paid on Puerto Rico exposures or incurrence of losses in amounts higher than expected; (5) adverse effects on Ambac’s share price resulting from future offerings of debt or equity securities that rank senior to Ambac’s common stock; (6) potential of rehabilitation proceedings against Ambac Assurance; (7) dilution of current shareholder value or adverse effects on Ambac’s share price resulting from the issuance of additional shares of common stock; (8) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings or financial results; (9) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers, including an increased risk of loss on revenue bonds of distressed public finance issuers due to a recent judicial decision adverse to revenue bond holders; (10) the Company's inability to realize the expected recoveries included in its financial statements; (11) insufficiency or unavailability of collateral to pay secured obligations; (12) credit risk throughout the Company’s business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, public finance obligations (including obligations of the Commonwealth of Puerto Rico and its instrumentalities and agencies as well as obligations relating to privatized military housing projects) and exposures to reinsurers; (13) credit risks related to large single risks, risk concentrations and correlated risks; (14) the risk that the Company’s risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (15) risks associated with adverse selection as the Company’s insured portfolio runs off; (16) adverse effects on operating results or the Company’s financial position resulting from measures taken to reduce risks in its insured portfolio; (17) disagreements or disputes with Ambac Assurance's primary insurance regulator; (18) our inability to mitigate or remediate losses, commute or reduce insured exposures or achieve recoveries or investment objectives, or the failure of any transaction intended to accomplish one or more of these objectives to deliver anticipated results; (19) the Company’s substantial indebtedness could adversely affect its financial condition and operating flexibility; (20) the Company may not be able to obtain financing or raise capital on acceptable terms or at all due to its substantial indebtedness and financial condition; (21) the Company may not be able to generate the significant amount of cash needed to service its debt and financial obligations, and may not be able to refinance its indebtedness; (22) restrictive covenants in agreements and instruments may impair the Company’s ability to pursue or achieve its business strategies; (23) loss of control rights in transactions for which we provide insurance due to a finding that Ambac Assurance has defaulted; (24) the Company’s results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of the Company’s insurance intangible asset; (25) adverse tax consequences or other costs resulting from the characterization of the Company’s surplus notes or other obligations as equity; (26) risks attendant to the change in composition of securities in the Company’s investment portfolio; (27) changes in tax law; (28) changes in prevailing interest rates; (29) changes on inter-bank lending rate reporting practices or the method pursuant to which LIBOR rates are determined; (30) factors that may influence the amount of installment premiums paid to the Company; (31) default by one or more of Ambac Assurance's portfolio investments, insured issuers or counterparties; (32) market risks impacting assets in the Company’s investment portfolio or the value of our assets posted as collateral in respect of interest rate swap transactions; (33) risks relating to determinations of amounts of impairments taken on investments; (34) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on the Company’s business, operations, financial position, profitability or cash flows; (35) actions of stakeholders whose interests are not aligned with broader interests of the Company's stockholders; (36) the Company’s inability to realize value from Ambac UK or other subsidiaries of Ambac Assurance; (37) system security risks; (38) market spreads and pricing on interest rate derivatives insured or issued by the Company; (39) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (40) changes in accounting principles or practices that may impact the Company’s reported financial results; (41) legislative and regulatory developments, including intervention by regulatory authorities; (42) the economic impact of “Brexit”; (43) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (44) the Company’s financial position that may prompt departures of key employees and may impact the Company’s ability to attract qualified executives and employees; (45) fluctuations in foreign currency exchange rates could adversely impact the insured portfolio in the event of loss reserves or claim payments denominated in a currency other than US dollars and the value of non-US dollar denominated securities in our investment portfolio; and (46) other risks and uncertainties that have not been identified at this time.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
($ in Thousands, except share data)	June 30, 2019	March 31, 2019
Revenues:
Net premiums earned	$7,833	$27,758
Net investment income:
Securities available-for-sale and short-term	78,329	46,552
Other investments	8,130	8,290
Total net investment income	86,459	54,842
Net other-than-temporary impairment losses recognized in earnings	—	(29)
Net realized investment gains (losses)	35,860	17,233
Net gains (losses) on derivative contracts	(35,412)	(16,159)
Other income (expense)	(8,908)	802
Income on variable interest entities	3,294	15,921
Total revenues	89,126	100,368
Expenses:
Losses and loss expense (benefit)	(133,480)	12,407
Insurance intangible amortization	226,242	36,278
Operating expenses	29,090	24,915
Interest expense	67,381	67,978
Total expenses	189,233	141,578
Pre-tax income (loss)	(100,107)	(41,210)
Provision for income taxes	28,322	1,991
Net income (loss) attributable to common stockholders	$(128,429)	$(43,201)

Net income (loss) per basic share	$(2.79)	$(0.94)
Net income (loss) per diluted share	$(2.79)	$(0.94)

Weighted-average number of common shares outstanding:
Basic	45,986,043	45,832,297
Diluted	45,986,043	45,832,297

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Six Months Ended June 30,
($ in Thousands, except share data)	2019	2018
Revenues:
Net premiums earned	$35,591	$56,719
Net investment income:
Securities available-for-sale and short-term	124,881	172,293
Other investments	16,420	4,609
Total net investment income	141,301	176,902
Net other-than-temporary impairment losses recognized in earnings	(29)	(1,313)
Net realized investment gains (losses)	53,093	52,010
Net gains (losses) on derivative contracts	(51,571)	34,123
Net realized gains on extinguishment of debt	—	3,121
Other income (expense)	(8,106)	1,982
Income (loss) on variable interest entities	19,215	1,151
Total revenues	189,494	324,695
Expenses:
Losses and loss expense (benefit)	(121,073)	(214,816)
Insurance intangible amortization	262,520	51,878
Operating expenses	54,005	62,497
Interest expense	135,359	110,519
Total expenses	330,811	10,078
Pre-tax income (loss)	(141,317)	314,617
Provision for income taxes	30,313	4,600
Net income (loss) attributable to common stockholders	$(171,630)	$310,017

Net income (loss) per basic share	$(3.74)	$6.80
Net income (loss) per diluted share	$(3.74)	$6.73

Weighted-average number of common shares outstanding:
Basic	45,909,595	45,577,656
Diluted	45,909,595	46,097,647

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

($ in Thousands, except share data)	June 30, 2019	March 31, 2019
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $2,465,967 and $2,480,532)	$2,604,177	$2,619,811
Fixed income securities pledged as collateral, at fair value (amortized cost: $84,418 and $83,901)	84,418	83,901
Short-term investments, at fair value (amortized cost: $772,214 and $908,209)	772,299	908,235
Other investments (includes $426,563 and $387,045 at fair value)	469,438	428,556
Total investments	3,930,332	4,040,503
Cash and cash equivalents	17,514	21,840
Premium receivables	441,526	487,397
Reinsurance recoverable on paid and unpaid losses	27,215	26,788
Deferred ceded premium	56,272	58,868
Subrogation recoverable	1,984,826	1,916,117
Derivative assets	72,376	76,400
Current taxes	14,092	42,830
Insurance intangible asset	454,830	689,255
Other assets	190,566	90,977
Variable interest entity assets:
Fixed income securities, at fair value	3,138,714	3,128,995
Restricted cash	28,500	3,254
Loans, at fair value	4,288,572	4,375,761
Derivative assets	62,941	59,228
Other assets	4,790	4,686
Total assets	$14,713,066	$15,022,899
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$556,908	$591,397
Loss and loss expense reserves	1,494,106	1,694,163
Ceded premiums payable	30,795	31,745
Deferred taxes	31,716	39,201
Long-term debt	2,946,620	2,929,227
Accrued interest payable	407,096	391,335
Derivative liabilities	88,245	86,534
Other liabilities	137,757	71,402
Variable interest entity liabilities:
Accrued interest payable	529	2,785
Long-term debt (includes $5,308,724 and $5,401,992 at fair value)	5,648,083	5,737,263
Derivative liabilities	1,818,273	1,781,903
Other liabilities	22	56
Total liabilities	13,160,150	13,357,011

Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued: 45,571,743 and 45,560,960	456	456
Additional paid-in capital	226,794	223,545
Accumulated other comprehensive income	19,088	22,542
Retained earnings	1,246,990	1,376,244
Treasury stock, shares at cost: 22,558 and 40,419	(380)	(813)
Total Ambac Financial Group, Inc. stockholders’ equity	1,492,948	1,621,974
Noncontrolling interest	59,968	43,914
Total stockholders’ equity	1,552,916	1,665,888
Total liabilities and stockholders’ equity	$14,713,066	$15,022,899